April 3, 2007

James E. Evans, Esq.
Senior Vice President & General Counsel
American Financial Group, Inc.
One East Fourth Street
Cincinnati, OH  45202

Dear Mr. Evans:

      In response to the proposal by American Financial Group, Inc. to acquire the shares of Great American Financial Resources, Inc. ("GAFRI") it does not already own, the GAFRI Board of Directors has formed a Special Committee to consider that offer.  The members of that Special Committee are L. Thomas Hiltz, Ronald G. Joseph and Joseph P. Tomain.  The Special Committee has retained Squire, Sanders & Dempsey as its legal advisor and Cochran Caronia Waller as its financial advisor.  Please direct all future communications regarding the proposal by American Financial Group to the Special Committee or its advisors.

Very truly yours,

Mark F. Muething

MFM/yma

cc:  Stephen C. Mahon, Esq.
       Leonard S. Caronia